Exhibit 10.7

ADARX PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of ADARx Pharmaceuticals, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of his or her or their compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Commencing on the Effective Date, each Eligible Director will receive the cash compensation set forth below for service on the Board. Cash compensation amounts will be paid in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $45,000

b.	Non-Executive Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): $35,000

c.	Lead Independent Director (in addition to Eligible Director Annual Board Service Retainer): $25,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $15,000

c.	Chair of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,500

c.	Member of the Nominating and Corporate Governance Committee: $5,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2026 Equity Incentive Plan or any successor thereto (the “Plan”) and the Company’s standard form of stock option grant notice and stock option agreement, as adopted from time to time by the Board or its Compensation Committee (the “Compensation Committee”). All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan or the applicable stock option grant notice or stock option agreement).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee, granted a stock option to purchase 35,000 shares of Common Stock (the “Initial Grant”). One-third of the shares subject to an Initial Grant will vest on each anniversary of the grant date thereof, such that the Initial Grant shall be vested in full on the three-year anniversary of the grant date thereof, subject to the Eligible Director remaining in Continuous Service (as defined in the Plan) through each such vesting date. Notwithstanding the foregoing vesting schedule, the Initial Grant will vest in full upon (i) a Change in Control (as defined in the Plan) subject to the Eligible Director remaining in Continuous Service through immediately prior to such Change in Control or (ii) the Eligible Director’s Continuous Service terminating due to the Eligible Director’s death or Disability (as defined in the Plan).

2. Annual Grant:

(a) At Annual Meeting. On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee, granted a stock option to purchase 35,000 shares of Common Stock (the “Annual Grant”). The shares subject to the Annual Grant will vest in full on the earlier of (a) the date that is 12 months following the grant date thereof or (b) the close of business on the day before the Company’s next Annual Meeting, subject to the Eligible Director remaining in Continuous Service (as defined in the Plan) through such vesting date. Notwithstanding the foregoing vesting schedule, the Annual Grant will vest in full upon (a) a Change in Control subject to the Eligible Director remaining in Continuous Service through immediately prior to such Change in Control or (b) the Eligible Director’s Continuous Service terminating due to the Eligible Director’s death or Disability.

2.

(b) Upon Appointment or Election of New Eligible Director. For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee, granted a stock option to purchase a number of shares of Common Stock equal to (a) 35,000 shares of Common Stock multiplied by (b) a fraction, the numerator of which is 365 days minus the number of days that have elapsed between the Company’s last Annual Meeting and such date of appointment or election, and the denominator of which equals 365 days, rounded to the nearest whole share (the “Pro-Rated Annual Grant”). The shares subject to the Pro-Rated Annual Grant will vest in full upon the close of business on the day before the Company’s next Annual Meeting, subject to the Eligible Director remaining in Continuous Service through such vesting date. Notwithstanding the foregoing vesting schedule, the Pro-rated Annual Grant will vest in full upon (a) a Change in Control subject to the Eligible Director remaining in Continuous Service through immediately prior to such Change in Control or (b) the Eligible Director’s Continuous Service terminating due to the Eligible Director’s death or Disability.

Expenses

The Company will reimburse an Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings or in connection with other Board-related business or activities; provided, that such Eligible Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in the Plan.

Administration

Subject to applicable limitations set forth in the Compensation Committee’s Charter, the Compensation Committee shall administer this Policy; provided, however, that the Board shall retain authority to act in lieu of the Compensation Committee as it deems appropriate.

3.